Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com January 28, 2026	Facsimile: +1 212 446 4900

Xerox Holdings Corporation

401 Merritt 7

Norwalk, Connecticut 06851

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special legal counsel to Xerox Holdings Corporation, a New York corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (such Registration Statement, as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $750,000,000 aggregate offering amount of (i) shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), and (ii) warrants to purchase Common Stock (the “Warrants” and, together with the Common Stock, the “Securities”).

You have advised us that the Warrants will be issued pursuant to one or more warrant agreements (including a form of certificate evidencing the Warrants) (each, a “Warrant Agreement”) to be entered into by and between the Company and a bank or trust company named therein as the warrant agent (each, a “Warrant Agent”), in a form that will be filed as an exhibit to the Registration Statement or incorporated by reference therein.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the registration of the Securities and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto, other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

We have also assumed that:

(i)

the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement;

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Xerox Holdings Corporation

January 28, 2026

(ii)

a prospectus supplement (the “Prospectus Supplement”) will have been prepared and filed with the Commission, along with any exhibits necessary under the rules and regulations of the Commission, describing the Securities offered thereby and will comply with all applicable laws;

(iii)

the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner and for the consideration stated in the Registration Statement and the applicable Prospectus Supplement;

(iv)

the Securities will be issued and sold in the form and containing the terms set forth in the Registration Statement, the applicable Prospectus Supplement and the applicable Warrant Agreement, as applicable;

(v)

the Securities offered, as well as the terms of the applicable Warrant Agreement, as applicable, will not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company;

(vi)

the Company will have obtained any legally required consents, approvals, authorization and other orders of the Commission and any other regulatory authorities necessary to issue and sell the Securities being offered and to execute and deliver the applicable Warrant Agreement, as applicable;

(vii)

the Securities offered, as well as the terms of the applicable Warrant Agreement, as applicable, will comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

(viii)

a definitive distribution, purchase, underwriting, sales agency or similar agreement (each, a “Purchase Agreement”) with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

(ix)

any Securities issuable upon conversion, exchange or exercise of any Securities being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise by all necessary corporate or organizational action;

(x)	the certificates, if any, representing the Securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and

(xi)	the Company will receive at least par value for the Securities issued, as applicable.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, and having regard for such legal considerations as we have deemed relevant, we advise you that:

1.

When, as and if (a) the shares of Common Stock to be offered and sold by the Company have been duly authorized by appropriate corporate action of the Company and (b) such shares of Common Stock have been issued, sold and delivered against payment therefor in accordance with such authorization, the applicable Purchase Agreement and applicable law, or upon the exercise, conversion or other fulfillment of the terms of the applicable Securities that have been duly authorized, issued, paid for and delivered pursuant to the terms thereof, such shares of Common Stock will be validly issued, fully paid and non-assessable.

Xerox Holdings Corporation

January 28, 2026

2.

When, as and if (a) any series of Warrants has been duly authorized and duly established in accordance with the applicable Warrant Agreement and applicable law, (b) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Warrants and such Warrant Agreement, and such Warrants and such Warrant Agreement have been duly executed and delivered by the applicable Warrant Agent and the Company in accordance with such authorization, and (c) such Warrants have been duly executed, attested, issued, authenticated and delivered by such Warrant Agent and/or duly authorized officers of the Company against payment therefor in accordance with such authorization, such Warrant Agreement, the applicable Purchase Agreement and applicable law, such Warrants will constitute binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the laws of the State of New York.

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xiv) any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of any so called fraudulent conveyance or fraudulent transfer “savings clause” (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

To the extent that the obligations of the Company under any Warrant Agreement may be dependent on such matters, we assume for purposes of this opinion that the applicable Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the applicable Warrant Agent is duly qualified to engage in the activities contemplated by the applicable Warrant Agreement; that the applicable Warrant Agreement has been duly authorized, executed and delivered by the applicable Warrant Agent and constitutes the legally valid and binding obligations of such Warrant Agent, enforceable against such Warrant Agent in accordance with its terms; that the applicable Warrant Agent is in compliance, generally and with respect to acting as Warrant Agent under the applicable Warrant Agreement, with all applicable laws and regulations; and that the applicable Warrant Agent will have at all times the requisite organizational and legal power and authority to perform its obligations under the applicable Warrant Agreement.

Xerox Holdings Corporation

January 28, 2026

Our advice on every legal issue addressed in this opinion is based exclusively on the internal law of the State of New York, as currently in effect, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This opinion is not intended to guarantee the outcome of any legal dispute which may arise in the future.

None of the opinions or other advice contained in this opinion considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon or otherwise referred to by any person for any other purpose.

Xerox Holdings Corporation

January 28, 2026

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Validity of the Securities” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP